EXHIBIT 21

SUBSIDIARIES

Subsidiaries of the Company

State or Other Jurisdiction of
Name of Entity	Incorporation or Organization

99 Cents Only Stores Texas, Inc.	Delaware

All subsidiaries are 100% owned unless otherwise noted.